SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2007

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On April 18, 2007, LCNB Corp. issued an earnings release announcing its financial results for the first quarter ended March 31, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 2.02.

 Item 8.01. Other Events.

On April 18, 2007, LCNB Corp. issued an earnings release announcing its financial results for the year ended March 31, 2007.  A copy of the earnings release (Exhibit 99.1) and unaudited financial highlights (Exhibit 99.2) are attached and are furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated April 18, 2007

99.2

Unaudited Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: April 18, 2007	By: /s/ STEVE P. FOSTER
Steve P. Foster Chief Financial Officer

Press Release

April 18, 2007

LCNB CORP. REPORTS EARNINGS FOR

THE THREE MONTHS ENDED MARCH 31, 2007

LCNB Corp. today announced earnings of $1,398,000, or $0.22 basic and diluted earnings per share, for the quarter ended March 31, 2007, compared to $1,609,000, or $0.25 basic and diluted earnings per share, for the first quarter of 2006.  Return on average assets for the quarters ended March 31, 2007 and 2006 were 1.04% and 1.21%, respectively.  Return on average equity for the first quarter, 2007 was 11.02%, compared to 12.46% for the first quarter, 2006.

The decrease in net income during the first quarter, 2007 was significantly influenced by a $65,000 decrease in net interest income and a $73,000 increase in non-interest expense.  In addition, earnings for the first quarter, 2006 benefited from a $112,000 reduction in the allowance for loan losses.  This reduction was primarily due to improvements in the credit quality of certain loans during the first quarter, 2006.  In comparison, the provision for loan losses for the first quarter, 2007 was $60,000.

The decrease in net interest income was primarily due to a decrease in the tax equivalent net interest margin from 3.97% at March 31, 2006 to 3.87% at March 31, 2007.  A flat yield curve, meaning that long-term rates are not significantly above or may be slightly below short-term rates, continued to put pressure on the margin.  The decrease in net interest income due to the net interest margin was partially offset by growth in LCNB’s loan portfolio.

Non-interest expense for the first quarter, 2007 increased primarily due to increased salaries and wages and increased employee benefits, partially offset by a decrease in ATM expense.

LCNB’s loan portfolio increased $24.3 million, from $367.6 million at March 31, 2006 to $391.9 million at March 31, 2007.  The loan growth was primarily due to growth in the commercial and residential real estate loan portfolios.  Funding the loan growth was a $17.9 million decrease in investment securities and a $5.0 million increase in long-term debt.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank (LCNB), with 21 offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   A 22nd LCNB office is under construction in Oakwood, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB and Dakin can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.   LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Three Months Ended March 31,

(Dollars in thousands, except per share amounts)

	2007	2006	% Change

Condensed Income Statement
Interest income	$7,852	7,324	7.21%
Interest expense	3,322	2,729	21.73%
Net interest income	4,530	4,595	-1.41%
Provision (reduction in allowance)
for loan losses	60	(112)	not meaningful
Net interest income after provision	4,470	4,707	-5.04%
Non-interest income	1,946	1,945	0.05%
Non-interest expense	4,589	4,516	1.62%
Income before income taxes	1,827	2,136	-14.47%
Provision for income taxes	429	527	-18.60%
Net income	$1,398 =====	1,609 ====	-13.11%
Basic earnings per common share	$0.22 =====	0.25 ====	-12.00%
Diluted earnings per common share	$0.22 =====	0.25 ====	-12.00%
Dividends per common share	$0.155 =====	0.15 ====	3.33%
Average shares outstanding	6,375,893 =======	6,535,578 =======
Selected Balance Sheet Items
Investment securities and stock	$105,327	123,260	-14.55%

Loans	391,895	367,551	6.62%
Less allowance for loan losses	2,050	2,050	-%
Net loans	389,845	365,501	6.66%

Total assets	541,081	540,358	0.13%
Total deposits	480,322	485,077	-0.98%
Long-term debt	5,000	57	not meaningful
Short-term borrowings	1,041	198	425.76%
Total shareholders' equity	51,335	51,796	-0.89%

Book value per share	$8.06	$7.95	1.38%
Shares outstanding at period end	6,369,436	6,518,016

Selected Financial Ratios
Return on average assets	1.04%	1.21%	-14.05%
Return on average equity	11.02%	12.46%	-11.56%
Equity to assets ratio	9.49%	9.59%	-1.04%
Dividend payout ratio	70.45%	60.00%	17.42%
Net interest margin (tax-equivalent)	3.87%	3.97%	-2.52%

Assets Under Management
LCNB Corp. total assets	$541,081	540,358	0.13%
Trust and investments (fair value)	197,006	198,514	-0.76%
Mortgage loans serviced	42,071	45,766	-8.07%
Business cash management	31,024	33,621	-7.72%
Brokerage accounts (fair value)	52,801	39,948	30.17%
Total assets managed	$863,983 =======	858,207 ======	0.67%

Share and per share data have been restated to reflect a 100% stock dividend, to be accounted for as a stock split, declared by the Board of Directors on April 10, 2007 and payable on May 10, 2007 to shareholders of record on April 25, 2007.